Exhibit 10.26

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

VeriChip Authorized Dealer Agreement

AN AGREEMENT,

by and between

VeriChip Corporation

(“VeriChip”)

and

IR Security & Safety Americas

the (“Dealer”)

The parties mutually agree:

1. General

This Agreement governs all transactions hereafter entered into between VeriChip and Dealer concerning the Products developed and marketed by VeriChip.

2. Appointment

Subject to the terms set forth in this Agreement, VeriChip hereby appoints Dealer, and Dealer accepts the appointment by VeriChip, to be a non-exculsive, independent Dealer of the producs (the “Product(s)”) described in Schedule “A” (“Authorized Products List”). Dealer shall be authorized to deal in additional products marketed by VeriChip only if VeriChip first signs a new Schedule “A” adding them to the Authorized Products List and provides written notification of the addition to Dealer.

3. Territory

Dealer shall have the non-exclusive right to promote, sell, and market Products only in the geographical territory and or market(s) described in Schedule “B” (the “Territory”), except as otherwise specifically authorized by VeriChip in writing. VeriChip reserves the right to designate others to sell any of the Products in the Territory. Dealer shall not resell Products to any person or entity that Dealer has reason to believe will ship the Product outside the Territory.

4. Government, National and Major Accounts

VeriChip and Dealer acknowledge that in order to maximize market penetration for the Products, it might be appropriate for VeriChip, or other authorized VeriChip dealers, agents or parties, to sell or otherwise market Products to major end-user accounts, including national accounts, and government accounts, some of whom may have multiple end-user locations in different geographic areas including areas within or outside the Territory. VeriChip shall have the right to make arrangements directly with such accounts or with other parties to provide for installation, warranty and regular service and maintenance. Dealer agrees to use its best effort to cooperate with VeriChip and other VeriChip agents or parties to adhere to such guidelines as VeriChip may from time to time establish in the implementation of any such programs. VeriChip shall have the right to designate by written notice to Dealer that such accounts are outside the Territory of Dealer and Dealer shall not solicit, market or sell Products to such designated accounts.

5. Dealer Network

Dealer shall have no right to sublicense any of its rights herein to other dealers or similar third party marketers.

6. Independent Contractor Relationship

Nothing contained in this Agreement shall create an agency relationship, joint venture, partnership or other like arrangement between the parties, shall be construed to make either party the agent for the other party for any purposes, and neither party shall have any right whatsoever to incur any liabilities or obligations on behalf of or binding upon the other party. Dealer has not been granted a franchise, and Dealer is not an agent of VeriChip. Neither party shall have the power or authority to represent the other party in any manner. Each party will act as an independent contractor in accordance with the terms of this Agreement and will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power or authority not expressly granted by this Agreement. Dealer shall not commit VeriChip to any contractual obligation, make any warranties or representations purportedly on behalf of or approved by VeriChip with respect to products other than those set forth in VeriChip’s supplied material.

7. Responsibilities of VeriChip

Subject to the terms of this Agreement, VeriChip may at its sole discretion:

(a)	provide Dealer, from time to time, with marketing literature, technical literature, technical advice and assistance and warranty literature as VeriChip deems appropriate for the Products and related goods;

(b)	conduct service training and sales and marketing training and programs for Dealer, as VeriChip may deem appropriate from time to time;

(c)	engage in advertising programs, which may include national, local, or cooperative advertising (on such terms, including cost allocation, as may be agreed from time to time by the parties), of such type and nature as VeriChip deems appropriate for the successful marketing of Products and related goods

8. Responsibilities of Dealer

Pre-sale and post-sale support of the Products by Dealer is critical to the reputation and success of the Products and related goods in the marketplace. Dealer acknowledges that its ability and commitment to provide such support and to market Products are extremely important elements in VeriChip’s decision to enter into this Agreement. Subject to the other provisions of this Agreement, Dealer specifically agrees as follows:

(a)	Best Efforts – Dealer shall exercise its best efforts to achieve (in a manner consistent with the other terms of this Agreement) maximum market penetration for the Products in the Territory. Dealer shall provide reasonable marketing coverage in the Territory. Dealer shall maintain inventories of Products at their discretion sufficient to meet market demand in a timely manner.

(b)	Sales Organization – Dealer shall train and maintain at each of its offices in the Territory a sales force of individuals knowledgeable with respect to the functional capabilities and operation of the Products.

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(c)	Installation and End-User Training – Dealer shall ensure that each end-user who acquires any of the Products from Dealer is provided proper installation support and operational training.

(d)	Reports – Dealer shall monitor its activities with respect to the Products and shall provide VeriChip with a report not less than ten (10) days after the end of each month setting forth in reasonable detail the following:

(i)	sales and inventory for the preceding month;

(ii)	sales analysis within the Territory;

(iii)	forecasts for future sales on a rolling one month, three month (quarter) and annual basis;

(iv)	service and support activity.

VeriChip shall have the right to prescribe the form of such reports and the level of detail required form time to time by written notice to Dealer.

(e)	Systems – Dealer shall incorporate the Products only into systems or with other products, including hardware and software, that are compatible with the Product.

VeriChip shall have the right to publish lists of compatible and/or incompatible systems and products.

9. Product Development

VeriChip reserves the right, in its sole and absolute discretion, to make modifications, improvements or changes to Products or related goods or to discontinue the sale or distribution of any Products or related goods at any time without incurring any liability whatsoever to Dealer or others. Should Dealer require, VeriChip will fulfill outstanding accepted orders for such discontinued Products. Should Dealer have inventory of any such Product purchased within sixty (60) days from VeriChip’s announced discontinuance of such Product, VeriChip will repurchase at Dealer’s cost such Product subject to receiving Dealer’s order for other Products of equal value. The cost of shipping and handling any returned Product shall be borne by Dealer.

10. Software License

(a)	The Products may include software (“Software”) and its media, hardware and documentation related to software and hardware.

(b)	Software is normally accompanied by either a separate Software license agreement to be presented by Dealer to the end-user for execution at time of sale and prior to the delivery of the Product or prepackaged Software license agreement wherein the end-user accepts the terms of a pre-packaged Software license agreement by breaking a seal to access the Software. If the Software contains a separate Software license for execution by the end- user, it is the obligation of the Dealer to ensure that such license is executed by the end- user and returned to VeriChip.

(c)	Title to all Software marketed to Dealer under this Agreement will remain with VeriChip or VeriChip’s suppliers. Dealer will acquire no rights to any such Software except that Dealer will be bound by the applicable end-user license agreement in respect of any Software it acquires for its own use.

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11. Purchases

(a)	Dealer shall order and purchase Products and related goods from VeriChip by written, purchase orders (“Purchase Orders”), which shall (i) be deemed to incorporate the terms and conditions of this Agreement whether or not reference to this Agreement is made, (ii) identify each Product ordered by model number, (iii) indicate quantity, price (on a pro forma basis, with the invoice price to be determined in accordance with the provisions of this Agreement) and shipping instructions and (iv) specify Dealer’s requested delivery dates. The terms of Dealer’s Purchase Orders shall be subject to and consistent with the terms of this Agreement and shall be null and void to the extent they vary from, conflict with or supplement the terms of this Agreement. Purchase Orders will bind VeriChip only to the extent accepted by VeriChip’s written confirmation or delivery.

(b)	Delivery dates given by VeriChip as part of order acknowledgement for accepted orders for Products or related goods will be honored by VeriChip on a best effort basis.

(c)	Accepted orders for Products or related goods cannot be canceled or modified by Dealer without VeriChip’s prior written approval.

(d)	Dealer must accept all such Products that are not defective. Returned Products shall be subject to a restocking charge of twenty percent (20%) of the invoice price of the Products returned.

(e)	VeriChip reserves the right to sell replacement tags and straps directly to the end-user. Notwithstanding the foregoing, Dealer shall continue to honour his service responsibility on the entire system as specified in Section 14. Dealer shall have the right to supply replacement straps and tags to the end-user providing these are ordered in the minimum quantities specified by VeriChip from time to time.

(f)	VeriChip reserves the right, without limiting its other remedies under this Agreement, to refuse to supply Products to Dealer and/or to cancel this Agreement if (i) Dealer attempts to distribute any Product to persons or entities outside of the Territory or assists or permits anyone else to do so, (ii) VeriChip receives repeated complaints from end-users of the systems regarding the performance of Dealer’s systems incorporating a Product, and Dealer fails to cure such complaints to VeriChip’s satisfaction after reasonable notice, or (iii) Dealer has failed to send technical staff for training by VeriChip.

(g)	VeriChip reserves the right to reject or cancel any Purchase Order, in whole or in part, if Dealer is then in breach of this Agreement.

(h)	VeriChip reserves the right to establish minimum purchase quantities of Product as defined by VeriChip from time to time.

12. Prices

(a)	Product prices are those in VeriChip’s then current Price List, less the applicable discount as set out in Schedule “C”. VeriChip reserves the right to change prices and/or discounts and the effective date of such change shall be the 30th calendar day following notice thereof to Dealer.

(b)	Any price decrease or discount increase will be applied to Products shipped after the effective date of price decrease or discount increase. VeriChip will provide a credit to Dealer in respect to its inventory of Products purchased up to ninety (90) days prior to the effective date of any price decrease or discount increase, provided that Dealer orders Products having a purchase price equal to such credit within such 90 day period.

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(c)	Any price increase or discount decrease will apply to orders received by VeriChip after the effective date of price increase or discount decrease.

(d)	Prices do not include, and Dealer is responsible for, any sales, use, inventory, value added and like taxes or duties for Products in its possession, including Products to which title has not yet passed.

(e)	All prices are FOB (either Vancouver, British Columbia, Ottawa, Ontario or Ogdensburg, NY). VeriChip shall be deemed to have delivered all Products and related goods when such are put in the custody of a carrier at the FOB point, at which time all risk of loss or damage shall pass to Dealer not withstanding the reservation of title by VeriChip as provided in paragraph 13(c) of this Agreement. Dealer shall bear all costs of freight, freight insurance and associated costs and shall make all arrangements for same from the FOB point. Within fifteen (15) days after receipt of any Products or related goods by Dealer, Dealer shall notify VeriChip in writing of any defect in or damage to such Products or related goods which occurred in shipping prior to the passing of title of the Products to the Dealer. Failure to do so shall be deemed conclusive proof that such defect or damage is not attributable to the fault of VeriChip and shall constitute a waiver of all claims against VeriChip arising out of such defect or damage.

13. Payment

(a)	Dealer shall pay for Products in accordance with the terms of VeriChip’s invoices. The terms of payment are net thirty (30) days from shipment date to Dealer. VeriChip shall be entitled to charge and Dealer shall pay interest at the rate of two percent (2%) per month from the date of shipment on overdue invoices. VeriChip shall have the right to change the rate upon thirty (30) days notice. In the alternative, Dealer may pay for the Product through a credit company approved by VeriChip, in which case VeriChip will initiate the payment transaction with the credit company when Products are shipped to Dealer.

(b)	The supply of credit herein shall be at the discretion of VeriChip and VeriChip reserves the right to withhold delivery of Product if Dealer does not meet VeriChip’s credit requirements or the amount of Product ordered, or the amount of Product which remains unpaid (whether or not overdue) exceeds the limit established by VeriChip for Dealer. Dealer shall provide, at VeriChip’s request, an acceptable letter of credit or guarantee or security in a form and amount determined by VeriChip.

(c)	Title to Products (excluding any software or other intellectual property therein) purchased from VeriChip by Dealer shall pass upon transfer from VeriChip’s warehouse to the carrier as stated in 12(e) above. Notwithstanding the foregoing, VeriChip shall maintain a beneficial interest in the Product until VeriChip has been paid in full.

(d)	Without limiting any other rights it may have under this Agreement and applicable law, all of VeriChip’s obligations under this Agreement, including obligations of supply, or any Dealer purchase order, can be suspended should Dealer be delinquent in making payment for previously shipped Products.

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14. Service Responsibility

Dealer acknowledges that the Products may require installation, warranty, and after-sale servicing and maintenance by skilled, trained and fully qualified technicians. Dealer will provide for professional, prompt, and expert installation, warranty and service support for Products sold in the Territory as outlined from time to time in VeriChip’s service program.

Dealer shall:

(a)	strictly adhere to all installation, service and parts inventory policies and guidelines established by VeriChip from time to time;

(b)	maintain proper installation and servicing tools and facilities;

(c)	make available on-going Product maintenance at each of its offices and keep on hand at each such office an inventory of spare parts and/or units (which will be obtained solely from VeriChip) sufficient to perform its warranty and maintenance obligations;

(d)	employ a sufficient number of technicians so as to ensure that each installation and service call for a Product is personally handled only by a technician who has been properly trained for such Product as stated in section 15 below.

(e)	make available and provide competent maintenance and service support, in a commercially reasonable manner, to all end-users of Products (and other Products as VeriChip may request in writing) in the Territory, irrespective of whether the Product was sold to the end-user by Dealer.

15. Training Requirement

Dealer shall send to VeriChip for training all service technicians involved in the installation and maintenance of the Product or related goods. Dealer shall also provide for additional training, as appropriate, at service schools or the like.

16. Warranty

(a)	VeriChip makes no warranties whatsoever as to Software or its media other than those set forth in the applicable user license. All other Product is sold with a limited warranty enclosed with the Product (the “Limited Warranty”). The limited warranty shall only apply if the Product is used in conjunction with compatible systems and products. VeriChip makes no warranty whatsoever with respect to any products or systems with which the Products are installed or used.

(b)	A Product replaced in warranty will carry the limited warranty for the balance of the warranty period of the Product that it replaces. Replacement parts and repaired equipment out-of-warranty will carry a ninety (90) day warranty on the part, assembly or component that was replaced or repaired and shall be subject to the same limitations and exclusions as the Limited Warranty for a similar new Product.

(c)	All warranty claims will be honored by authorized “Service Centers” of VeriChip under the guidelines of VeriChip’s Service program. VeriChip’s sole responsibility shall be to repair or replace Products under warranty, in accordance with the procedures set forth from time to time in VeriChip’s warranty policy.

NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OR CONDITIONS REGARDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, RELATING TO THE USE OR PERFORMANCE OF THE PRODUCT, SOFTWARE, DOCUMENTATION OR SERVICES PROVIDED BY VERICHIP IS MADE BY VERICHIP TO DEALER, ITS DEALERS OR CUSTOMERS.

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(d)	All non-VeriChip hardware, firmware, software, and documentation which may be distributed by VeriChip with a Product is sold “as is” without warranty of any kind by VeriChip, including any implied warranty or condition regarding merchantability of fitness for a particular purpose. The sole warranty with respect to such items is given by the manufacturer or producer thereof.

(e)	VeriChip will not be liable for personal injury or property damages, loss of profit or other incidental, consequential or special damages arising out of the use or inability to use any Product or any hardware, firmware, software or documentation which may be distributed by VeriChip, whether on account of Dealer’s negligence or any other cause, or for any damages or losses (regardless of their nature) caused in whole or in part by Dealer’s failure to fulfill its responsibilities as set forth in this Agreement.

17. Limitation of Liability

Dealer shall ensure the following limitation of liability is communicated to the appropriate personnel at the end-user.

Limitation of Liability

This Product has been designed for use to a) assist personnel in summoning help when they are under personal duress, b) assist in the prevention of infant abduction and/or mother/infant mismatching c) locate assets d) assist in the prevention of the loss of assets and/or e) reduce the risk of resident wandering through remote detection.

The range, accuracy, function and performance of this Product may vary from the published specifications due to many factors, including, without limitation, site impairments from structural effects, metal objects in the vicinity, placement of the receiver and transmitter, interference from other electrical devices, atmospheric effects, installation, and maintenance. There may be other factors, which also affect performance of this Product.

VeriChip does not guarantee that this Product will a) detect 100% of the calls for personal assistance, b) detect 100% of infant abductions and/or mother/infant mismatches, c) locate all assets 100% of the time, d) prevent the loss of assets and/or e) detect 100% of resident wanderings. VeriChip does not guarantee that this Product will not return false reports of a) calls for personal assistance, b) infant abductions and/or mother/infant mismatches, c) location of assets, d) loss of assets and/or e) false reports of resident wandering.

Monthly or weekly testing and maintenance of this Product, as described in the Product documentation, is essential to verify the system is operating correctly and to ensure that the probability of detecting an alarm and/or locating the transmitter are maximized.

The failure to undertake regular testing and maintenance will increase the risk of system failure and a)failure to report personal duress calls, b) failure to detect infant abductions and/or mother/infant mismatches, c) failure to locate assets, d) failure to prevent the loss of assets and/or e) failure to detect resident wandering. The failure to undertake regular testing and maintenance will increase the risk of false reports of a) calls for personal assistance, b) infant abductions and/or mother/infant mismatches, c) location of assets, d) loss of assets and/or e) resident wandering.

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VeriChip hereby disclaims all warranties, express or implied, arising out of or in connection with any of its Products of the use or performance thereof, including but not limited to, where allowable by law, all other implied warranties or conditions of merchantable quality and fitness for a particular purpose and those arising by statute or otherwise in law or from a course of dealing or usage of trade.

VeriChip’s liability to you or anyone claiming through or on behalf of you with respect to any claim or loss arising out of the use or misuse of VeriChip’s Product, defective products or materials, improper installation or maintenance of VeriChip’s Product or products or the system in which they are incorporated, or alleged to have resulted from an act or omission of VeriChip or any person, negligent or otherwise, shall be limited to:

a) the repair or replacement of defective Product or materials supplied by VeriChip during the warranty period as set out in the Product documentation; or, at the option of VeriChip,

b) refund of the purchase price of the Product supplied by VeriChip.

In no event shall VeriChip be liable for general, specific, indirect, consequential, incidental, exemplary or punitive damages or any losses or expenses suffered by you or anyone else, whether or not VeriChip, or its employees, officers, agents, resellers or installers has been informed of the risk of such loss or expense and whether or not such losses or expenses were foreseeable.”

18. Indemnification of VeriChip by Dealer

Dealer agrees to indemnify and hold VeriChip harmless from and against any and all loss, damage or cost, including legal expenses and counsel fees, for which VeriChip becomes liable to third parties by reasons of acts, or failures to act, of Dealer in marketing, selling, installing and servicing the Product and/or its systems incorporating the Product, including, but not limited to

(a)	representations and warranties made by Dealer regarding such Product, system or the Product incorporated therein, or the use or performance of the Product in connection with any other system components or software programming, and

(b)	representations and warranties made by Dealer in respect of the Products or the system within which it is incorporated which are not contained in VeriChip product literature or are not authorized in writing by VeriChip.

(c)	improper installation, support or maintenance of any system in which the Product is incorporated.

19. Infringement by Product

In the event of any claim by a third party against Dealer asserting a patent, copyright, trade secret or other proprietary right infringement involving the Product, ,VeriChip will, at its expense, defend and/or settle such claim, and will indemnify Dealer against any reasonable cost, legal fees, other expenses and damages required for such defense or settlement, provided that Dealer promptly notifies VeriChip in writing of such claim, and furnishes to VeriChip copies of all letters and other documents relating to the allegation of infringement. VeriChip shall be given

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full and sole authority to defend and settle such claim, action or allegation of infringement. If VeriChip requests, Dealer agrees to assist and/or cooperate with VeriChip in such defense and/or settlement. VeriChip shall not be obligated to defend or settle or be liable for costs, fees, expenses or damages if the infringement claim arises out of Dealer’s special specifications, designs, drawings, instructions or other requirements or out of any addition to or modification of the Product or any combination thereof with other products after delivery by VeriChip or from use of the Product in the practice of a process or system, in which case Dealer shall assume the defense and/or settlement thereof and pay all costs, fees, expenses, or damages incurred by VeriChip. If any infringement claim is brought against Dealer or VeriChip, or if in VeriChip’s opinion the Product is likely to become a subject of a claim of infringement or violation of any patent, copyright, trade secret or other proprietary right of any third party, VeriChip shall be entitled at its option: (a) to procure for Dealer the right to continue the sale and/or use of the Product at VeriChip’s expense by acquiring a license in the name of VeriChip, (b) to replace or modify the Product so as not to infringe such third party’s rights while conforming, as closely as possible to original specifications or (c) to discontinue further supply of the Product. THE FOREGOING STATES THE ENTIRE LIABILITY OF VERICHIP AND DEALER IN RESPECT TO INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET OR ANY OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY AND IS IN LIEU OF ALL WARRANTIES, EXPRESS OR IMPLIED, IN REGARD THERETO, AND IN NO EVENT SHALL VERICHIP OR DEALER BE LIABLE FOR DIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS OR OTHER ECONOMIC LOSS.

20. Restrictions

Dealer shall not alter or modify any of the Products or their constituent elements and shall not:

(a)	reverse engineer, interrogate, or decode any of the Products or program components of the Products; or

(b)	attempt to bypass or to defeat any protection methods which have been applied by VeriChip to prevent unauthorized uses of the Products; or

(c)	attempt any other procedure to put any of the program components into human readable form.

21. Intellectual Property Rights

(a)	Dealer acknowledges and agrees that it has no right, title or interest in or to the name “VeriChip” or to any logos, trade-names, or trademarks (registered or not) (collectively the “Marks”) used in connections with VeriChip or any goods or services from time to time marketed by VeriChip (including, without limitation, with respect to the Products). Dealer shall not use the Marks in any way in connection with marketing or servicing goods or services, other than in accordance with the provisions of this Agreement or except as may be expressly authorized by VeriChip in writing. Under no circumstances shall Dealer deface, alter, remove or cover a Mark, insignias, serial number or lettering which is on a Product at the time of delivery.

(b)	Dealer shall not include the name “VeriChip” or any variation thereof in any portion of Dealer’s name or any name under which Dealer does business. In accordance with the above, Dealer shall have the right to use the trademark “VeriChip” in its approved standard form solely in connection with the sales, advertising and promotion of the Products and not for any other purpose. Dealer shall not use any mark or name other than as herein permitted in connection with the sale of Products.

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(c)	Dealer will abide by any usage rules established from time to time by VeriChip in respect to its Marks.

(d)	Dealer may refer to itself as a “Authorized VeriChip Dealer” in connection with the promotion, sale, marketing or service of Authorized Products in the Territory, provided such right shall cease upon termination of this Agreement. Dealer shall submit to VeriChip full particulars prior to use of the same and shall not proceed with such use until VeriChip’s written approval shall have been obtained.

(e)	Dealer acknowledges that any and all of the patents, designs, trademarks, copyrights, and other rights including any unpatented confidential production method used or embodied in connection with the Product will remain the sole property of VeriChip. Except as expressed in this Agreement, nothing in this Agreement shall be construed as granting or conferring to Dealer or its’ customers any rights by license or otherwise, expressly implied or otherwise, for such patents, designs, trademarks, copyrights or other rights, including any unpatented confidential production method.

22. Term

(a)	The effective date of this Agreement is the date it is signed by VeriChip. This Agreement shall extend for three (3) years following its effective date and shall be automatically renewed thereafter from year to year. Either party may terminate this Agreement on not less than ninety (90) days written notice to the other.

(b)	Other than as set forth above, termination or cancellation shall not relieve either party of obligations incurred prior thereto (including Dealer’s obligations to pay the purchase price of the Product theretofore shipped to Dealer and to continue to comply fully with Dealer’s representations and warranties set forth herein).

(c)	VeriChip shall have the right at any time thereafter to terminate or cancel this Agreement upon giving written notice to Dealer and which shall be effective immediately if: (i) Dealer fails to meet the terms of payment hereunder for any two (2) months in any twelve (12) consecutive months of the term of this Agreement; (ii) a petition of bankruptcy has been filed by or against Dealer; (iii) Dealer has made an assignment for the benefit of creditors; (iv) a trustee, receiver or liquidator or similar person has been appointed or applied for by Dealer or has taken possession of its assets; (v) Dealer becomes insolvent; (vi) there is a bulk sale or attempted bulk sale of Dealer’s assets; (vii) there is an institution of proceedings for the dissolution or liquidation of Dealer’s assets by a third party; (viii) Dealer fails an audit of its service and support capability conducted by VeriChip as referenced in section 14 and does not rectify the problem within the time specified by VeriChip; or (ix) if there is any other breach of the provisions of this Agreement by Dealer and Dealer does not rectify such breach within thirty (30) days of written notification from VeriChip. Dealer agrees to immediately notify VeriChip of any circumstances that would give VeriChip grounds to terminate this Agreement.

(d)	VeriChip shall not by reason of the termination of this Agreement be liable to Dealer for any loss, reimbursement, compensation or damages including, without limitation, the loss of present or prospective profits on sales or anticipated sales or of expenditures, investments or commitments made either in connection therewith or in connection with the establishment, development or maintenance of Dealer’s business.

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(e)	On termination of this Agreement, Dealer agrees that it shall upon the effective date of the termination or cancellation: (i) refrain from exercising or attempting to exercise any right or privilege granted to it under this Agreement; (ii) discontinue its use of and relinquish any and all rights to the Marks that VeriChip has authorized or permitted Dealer to use (iii) to return or destroy all promotional, advertising or technical material bearing such designations, and any other material furnished to Dealer free of charge by VeriChip during the term of this Agreement.

23. Events Upon Termination

(a)	Upon the effective date of termination, Dealer shall pay VeriChip for all Products delivered irrespective of the date of delivery and all other amounts to which VeriChip is entitled under this Agreement or any Purchase Orders. Dealer will have the right to market and distribute, in accordance with the terms of this Agreement, Products in its inventory which VeriChip does not elect to repurchase; after Dealer has sold such Products or earlier upon VeriChip’s request, Dealer will return or destroy related unused advertising and promotion materials, relevant information including price lists.

(b)	Termination will not affect VeriChip’s warranty obligations to Dealer.

(c)	Regardless of the reason for termination, Dealer will be required to maintain the confidentiality of any confidentiality/proprietary information it has received during the course of the Agreement until such information becomes part of the public domain through no breach of this Agreement or if written permission for disclosure has been given by VeriChip.

24. Force Majeure

VeriChip shall not be liable to Dealer or customers or others, for failure of VeriChip to fulfill its obligations under this Agreement, and/or for delays in shipment or failure to manufacture or provide Products, documentation, education or other services if such delay or failure results directly or indirectly from any cause or event beyond its reasonable control, including but not limited to acts of God, of civil or military authorities, of public enemy, terrorism, war, riots, civil disturbances, insurrection, accidents, fire, explosions, earthquakes, floods, the elements, strikes, labor disputes, shortage of suitable materials, labor or transportation. Neither VeriChip nor Dealer shall be in default on any obligation hereunder if such default results from the aforementioned causes (which are not within the reasonable control of the party affected).

25. Dispute Resolution

In the event of any dispute, claim, question or difference arising out of or relating to this Agreement, the parties hereto shall use their best endeavors to settle such disputes, claims, questions or differences. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interest, to reach a just and equitable resolution satisfactory to both parties. If they do not reach such resolution the disputes, claims, questions or differences shall be finally settled by Mediation pursuant to (a) below and in the event that a resolution is not achieved by mediation by arbitration pursuant to (b) below:

(a)	Mediation shall be conducted in accordance with the “Rules of Procedure for the Conduct of Mediations” of the Arbitration and Mediation Institute of Ontario;

(b)	Arbitration shall be final and binding and conducted under the “Rules of Procedure for the Conduct of Arbitrations” of the Arbitration and Mediation Institute of Ontario

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pursuant to The Arbitration Act (1991) S.O. 1991 Chapter 17 if the arbitration is an arbitration domestic to Canada, and otherwise pursuant to the International Commercial Arbitration Act, R.S.O. 1990, Chap. I.9. In addition to the foregoing, the following shall apply to an arbitration:

i) The Arbitration Tribunal shall consist of one (1) arbitrator.

ii) The arbitrator shall be instructed that time is of the essence in proceeding with his determination of any dispute, claim, questions or indifference.

iii) The arbitration shall be conducted in English and shall take place in Ottawa, Ontario (Canada), Delray Beach, FL (USA) or such other place as the parties may agree.

iv) The arbitration award shall be given in writing and shall be final, binding on the parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto.

v) Judgment upon the award rendered may be entered into any court having competent jurisdiction, or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

26. General

(a)	The parties agree to observe complete confidentiality with regard to any confidential information which is disclosed to one party by another. For the purposes hereof, “confidential information” shall mean all financial information (including without limitation all financial statements, forecasts and financial records), all operating information (including without limitation all information relating to pricing and distribution of the Prodcuts and all customer lists), all technical information (including without limitation description of the Software and its development) and all strategic corporate plans including marketing plans acquired by a party from the other party or others employed or engaged by such party; it being understood, for greater certainty, that “confidential information” does not include information which:

i) is available to the public or in the public domain or later falls in the public domain otherwise than as a result of a breach of this Agreement;

ii) is disclosed with the prior written approval of the Party supplying such information;

iii) is not identified as confidential information; or

iv) is compelled by law or judicial process to be disclosed.

(b)	If any term of this Agreement shall for any reason be held to be unenforceable, invalid or illegal, the remainder of this Agreement shall remain valid, legal and enforceable according to its terms. This Agreement shall be binding upon the successors and permitted assigns of the parties.

(c)	Should any dispute be commenced between the parties or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for their attorney’s fees in such proceeding which shall be determined by the court or arbitrator, as the case may be in such proceeding or in a separate action brought for that purpose.

(d)	This Agreement may not be modified or amended except in writing signed by the parties.

VeriChip Authorized Dealer Agreement	12

(e)	This Agreement constitutes the entire Agreement between the parties with respect to its subject matter and supersedes all prior oral and written proposals and communications. The terms of this Agreement shall prevail notwithstanding any variance with the terms and conditions of any purchase order submitted by Dealer. No representation or statement not contained on the original copy of this Agreement shall be binding on VeriChip as a warranty or otherwise.

(f)	All notices under this Agreement shall be in writing and shall be effective when mailed or otherwise placed in transmission to the other party at its office address indicated below or such other address as may be designated by either party to the other in writing.

(g)	This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and the laws of the USA applicable therein. Dealer consents to the jurisdiction and venue of the state and federal courts situated within the state of Florida upon service of process made in accordance with the laws of Florida and the USA, provided that VeriChip at its option may commence legal proceedings in any jurisdiction in which Dealer carries on business and in such case Dealer consents to the jurisdiction and venue of the courts situated in such jurisdiction upon service made in accordance with the applicable laws of such jurisdiction. Dealer further agrees that suits initiated by Dealer upon any and all causes of action, whether or not such causes of action have arisen under this Agreement and regardless of the legal theory upon which such causes of action are based, shall be brought exclusively in a state or federal court situated within the state of Florida. Any suit between the parties, other than for payment of the purchase price of the Products or for indemnification under section 18 of this Agreement, shall be commenced, if at all, within one (1) years of the date that the cause of action accrues.

(h)	This Agreement or any performance due under it may not be assigned by Dealer without the prior written consent of VeriChip. Any purported assignment by Dealer or any substantial change in the ownership or control of Dealer shall permit VeriChip to terminate for cause. Dealer must notify VeriChip immediately of any change in control of Dealer. For the purposes hereof, a “change in control” means the acquisition by a person of shares representing at least 50% of the voting shares of Dealer or of any person controlling Dealer.

(i)	VeriChip may assign its interest in this Agreement or any portion thereof without the consent of Dealer.

(j)	Dealer shall pay all sums owing to VeriChip in accordance with the terms of this Agreement, without any deduction or abatement and Dealer shall have no right of set-off.

(k)	No waiver by VeriChip of any breach/default shall operate as a waiver of any other breach/default or of the same breach/default on a future occasion. No delay, course of dealing, or omission on the part of VeriChip in exercising any right or remedy shall operate as a waiver thereof, and no single or partial exercise by VeriChip of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

(l)	The provision of sections 13 and 16 to 23 inclusive shall survive the termination of this Agreement.

(m)	This Agreement shall not be binding upon VeriChip until it has been executed by VeriChip’s CEO.

(n)	This Agreement shall be executed in duplicate, each copy being considered an original but both taken together shall constitute but one Agreement.

VeriChip Authorized Dealer Agreement	13

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under the hands of their duly authorized representatives:

Agreed to:

/s/ Scott A. Deininger
(Signature)

Name:	Scott A. Deininger
Position:	Director, Business Development
Date:	December 19, 2005

Dealer:	Ingersoll Rand Security Technologies
Address:	111 Congressional Blvd., Suite 200
Carmel, IN 46302

Accepted by:

/s/ Kevin McLaughlin
Kevin McLaughlin, CEO

Date: 01/04/06

VeriChip

1690 S. Congress Ave., Suite 200

Delray Beach, FL, 33445

USA

VeriChip Authorized Dealer Agreement	14

VeriChip

AUTHORIZED DEALER AGREEMENT

SCHEDULE A

AUTHORIZED PRODUCTS LIST

In accordance with section 2 of the VeriChip Authorized Dealer Agreement, the following is the list of AUTHORIZED PRODUCTS.

•	Halo Infant Protection and associated accessories

•	RoamAlert Wandering Patient Protection and associated accessories

•	Assetrac – Asset and Equipment location System and associated accessories

•	E-Tegra Auto-ID platform, and application development interface

•	Houndware initialed by KM

Agreed to:

/s/ Scott A. Deininger
(Signature)

Name:	Scott A. Deininger
Position:	Director, Business Development
Date:	December 19, 2005

Dealer:	Ingersoll Rand Security Technologies
Address:	111 Congressional Blvd., Suite 200
Carmel, IN 46302

Accepted by:

/s/ Kevin McLaughlin
Kevin McLaughlin, CEO

Date: 01/04/06

VeriChip

1690 S. Congress Ave., Suite 200

Delray Beach, FL, 33445

USA

VeriChip Authorized Dealer Agreement	15

VeriChip

AUTHORIZED DEALER AGREEMENT

SCHEDULE B

TERRITORY

TERRITORY. In accordance with section 3 of the VeriChip Authorized Dealer Agreement, the following sets forth the TERRITORY in which Dealer may promote, sell and market PRODUCTS:

“Americas”

More specifically North and South America, including the Caribbean and Hawaii

MARKETS. In accordance with section 3 of the VeriChip Authorized Dealer agreement, the following sets forth the specific MARKETS in which Dealer may promote, sell and market PRODUCTS:

•	Healthcare

•	Commercial (i.e. usage of e-Tegra AutoID and components in commercial building solutions)

•	Industrial – (i.e. Construction, Oil & Gas, Power Generation)

Agreed to:

/s/ Scott A. Deininger
(Signature)

Name:	Scott A. Deininger
Position:	Director, Business Development
Date:	December 19, 2005

Dealer:	Ingersoll Rand Security Technologies
Address:	111 Congressional Blvd., Suite 200
Carmel, IN 46302

Accepted by:

/s/ Kevin McLaughlin
Kevin McLaughlin, CEO

Date: 01/04/06

VeriChip

1690 S. Congress Ave., Suite 200

Delray Beach, FL, 33445

USA

VeriChip Authorized Dealer Agreement	16

VeriChip

AUTHORIZED DEALER AGREEMENT

SCHEDULE C

DISCOUNT SCHEDULE

In recognition of the position of Dealer in the industry and the commitment in terms of sales activity that Dealer has undertaken to date, VeriChip is making available to Dealer a discount of:

VeriChip active tags for use with Halo, Assetrac, RoamAlert Software, Software and Hardware devices

***% unless otherwise specified on Price list

Houndware / Toolhound:

***% on Software, ***% on all hardware – unless otherwise specified on Price list

Discounts noted above will be applied against VeriChip’s published List Prices for the Territory. All orders placed are subject to the terms and conditions of the Authorized Dealer Agreement between Dealer and VeriChip.

Agreed to:

/s/ Scott A. Deininger
(Signature)

Name:	Scott A. Deininger
Position:	Director, Business Development
Date:	December 19, 2005

Dealer:	Ingersoll Rand Security Technologies
Address:	111 Congressional Blvd., Suite 200
Carmel, IN 46302

Accepted by:

/s/ Kevin McLaughlin
Kevin McLaughlin, CEO

Date: 01/04/06

VeriChip

1690 S. Congress Ave., Suite 200

Delray Beach, FL, 33445

USA

***	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

VeriChip Authorized Dealer Agreement	17